Effective October 6, 2008, MFS Research Portfolio, a series of MFS Variable Insurance Trust II, redesignated itself as MFS Global Research Portfolio, and changed its disclosure under Principal Investment Strategies from MFS normally invests the funds assets primarily in equity securities to MFS normally invests the funds assets primarily in U.S. and foreign equity securities, including emerging market equity securities and from MFS may invest the funds assets in companies of any size. MFS may invest the funds assets in foreign securities to While MFS may invest the funds assets in companies of any size, MFS generally focuses on companies with large capitalizations and added MFS may invest a relatively high percentage of the funds assets in a single country, a small number of countries or a particular geographic region as described in the supplement, dated July 23, 2008 to the fund's then current prospectus, as filed with the Securities and Exchange Commission via EDGAR on July 23, 2008, under Rule 497 under the Securities Act of 1933. Such description is incorporated herein by reference.